Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT WOR - Q2 2014 Worthington Industries Earnings Conference Call EVENT DATE/TIME: DECEMBER 19, 2013 / 06:30PM GMT OVERVIEW:WOR reported 2Q14 EPS of $0.32.

CORPORATE PARTICIPANTS

 Cathy Lyttle Worthington Industries - VP, Corporate Communications & IR

 John McConnell Worthington Industries - Chairman & CEO

 Andy Rose Worthington Industries - VP & CFO

 Mark Russell Worthington Industries - President & COO

CONFERENCE CALL PARTICIPANTS

 Martin Englert Jefferies & Company - Analyst

 Phil Gibbs KeyBanc Capital Markets - Analyst

 John Tumazos John Tumazos Very Independent Research, LLC - Analyst

 Charles Bradford Bradford Research - Analyst

 Sal Tharani Goldman Sachs - Analyst

 PRESENTATION

 Operator

 Ladies and gentlemen, thank you for standing by. Your conference call will begin momentarily. Thank you for your patience, and please continue to hold.

Good afternoon and welcome to the Worthington Industries second-quarter 2014 earnings conference call. All participants will be in a listen-only mode until the question and answer session of the call. This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I would like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

 Cathy Lyttle - Worthington Industries - VP, Corporate Communications & IR

 Good afternoon and seasons greetings to everyone. Thanks for joining us on our second-quarter conference call.

 We want to remind you that certain statements made on this call are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested. Please refer to our earnings release issued this morning for more details on those factors that could cause actual results to differ materially. If you would like to listen to today's call again, a replay will be made available on our Company website, worthingtonindustries.com.

On the call today are John McConnell, Chairman and Chief Executive Officer; Mark Russell, President and Chief Operating Officer, and Andy Rose, Vice President and Chief Financial Officer. John will begin.

 John McConnell - Worthington Industries - Chairman & CEO

 Well, thank you, Cathy, and good afternoon, everyone.

Our second-quarter results were very good, particularly Steel Processing. More important, as you will hear from Andy and Mark, beyond our results, we continued to improve our underlying fundamentals. So let's move on to their comments. Andy?

 Andy Rose - Worthington Industries - VP & CFO

 Thank you, John, and good afternoon. The Company's performance in the second quarter of fiscal 2014 was once again solid, driven by a strong performance at steel, modest growth at cylinders and several joint ventures, partially offset by weakness in the Engineered Cabs business. Quarterly earnings per share of $0.32 were negatively impacted by a $31 million non-cash impairment charge. This charge was attributable to the write-off of all of our nonretail tradename intangibles, $19 million in Engineered Cabs and $12 million in Pressure Cylinders. This write-off was required after we launched a new branding strategy where we will no longer utilize legacy business names from our acquired companies. Instead, we will rebrand them all under the name of Worthington Industries. These changes do not affect our valuable portfolio of retail brands.

In addition to this impairment charge, we also recognize the $2.5 million gain in miscellaneous income from insurance proceeds received for the fire at our Austria acetylene facility. The net impact of these two items reduced earnings by $0.25 per share. Inventory holding gains were $0.04 per share during the quarter as steel prices rose modestly.

SG&A increased $13 million year over year, but much of that was due to acquisitions. The balance was compensation and benefits. Cylinders operating income, excluding the net impact of impairment and restructuring charges, was up 6% to $18 million, driven by strong contributions from the energy business. Softness in retail and our European cylinder operations limited earnings growth during the quarter.

Steel Processing had one of its strongest second quarters ever with operating income of $35 million, an increase of $21 million or 152% over the prior year. Steel Processing volumes were up 16%, even after excluding volumes from the newly consolidated TWB. Steel had strength in agriculture, construction and automotive.

Excluding the impairment charge, Engineered Cabs recorded a $1.8 million operating loss with the drivers being lower volumes and higher manufacturing and SG&A costs. We have been making substantial investments in new managerial resources and via our transformation, both of which are yielding early results. The business generated $3.5 million of EBITDA during the quarter before corporate allocations and impairment charges.

Equity income from our joint ventures during the quarter declined $4 million, but that was primarily driven by the consolidation of TWB. We received dividends of $21 million during the quarter.

Free cash flow for the quarter was just under $9 million after capital expenditures of $17 million and dividends of $10 million. Yesterday the Board declared a $0.15 per share dividend for the third quarter, payable in March of 2013. We also repurchased -- March of 2014.

We also repurchased 500,000 shares for $20 million during the quarter at an average price of $39.60. Our business continues to perform well and generate an increasing amount of cash flow. Second-quarter EBITDA of $93 million adjusted for non-cash expenses actually exceeded that of the first quarter. We will continue to pursue a balanced approach to deploying this capital into acquisitions, capital investments, dividends and share repurchases as opportunities arise.

Debt decreased by $19 million during the quarter. Our balance sheet continues to have modest leverage and significant available capital. At quarter end, we had total funded debt of $450 million and $475 million available under our revolving credit facilities.

The integration and overall financial performance of our energy businesses continues to go well. We have completed our Wooster, Ohio capacity expansion and expect to significantly exceed our prior-year results. Garden City, Kansas volumes have been negatively impacted by several weather-related slowdowns during our first six month of ownership, but its fundamentals remain good. We continue to review both domestic and international opportunities to accelerate the growth of our cylinder manufacturing business.

Overall we are pleased with the momentum in our business. Our performance improvement process continues to produce results, as evidenced by Steel Processing this quarter, where we achieve new levels of profitability on volumes that have yet to fully recover to those prerecession. Our acquisition team continues to make progress on investment opportunities that will enable us to introduce new products to our customers and enter new and fast-growing markets.

Finally, we are closing in on our goal of having every operating unit in the Company contribute positive EBITDA and EVA, with a credible plan to grow. We have a strong team of people leading us forward, and we are excited about our progress.

I will now pass the call to Mark Russell, who will discuss operations.

 Mark Russell - Worthington Industries - President & COO

 Thanks, Andy. Our Engineered Cabs business continues to operate in a weak North American commercial environment with most of our key customers continuing to face flat demand in several key markets. Most equipment manufacturers we serve are currently forecasting 2014 volumes as flat compared to this calendar year.

In the cabs business unit, we continue to move decisively with a strong team now in place under the leadership of John Lamprinakos, who came from our highly successful WAVE joint venture six months ago. The cabs transformation team is currently focused on our largest facility in Watertown, South Dakota, and our transformation model always starts with cultural change, since without that, improvements are not sustainable. Transformation relies on data measurement, stretch goals, execution accountability, incentives and recognition. Our Greenville, Tennessee and Florence, South Carolina facilities are continuing their transformation process, improving their base metrics as they also work on some new product rampups.

We see the situation in Cabs as similar to the early stage of our pilot transformation work in the steel company years ago. As we saw in Steel back then, safety and several other key metrics have already significantly improved in the Cabs company, and we expect these trends to continue as we also move to implement our historically successful profit-sharing incentive program at each Cabs facility in the coming quarter.

Formerly, we were Angus-Palm. Today we are Worthington Industries Engineered Cabs, leading with safety and operating with integrity. Pressure Cylinders segment volumes during the quarter were seasonally lighter than normal based on the timing of sales to major retailers for camping and gas grill cylinders and also by the extended period of weather-related soft ground that curtailed infilled shipments from our energy facility in Kansas to oil and gas wellsite customers in the Western United States.

We have seen significant pickup in retail volumes during these first two weeks of December, and our energy shipments are also recovering to their previous trend line.

Our newly launched liquid cryogenics cylinder continues to be well received in the market, and we expect to build on this initial success with broader market launch in February.

Our team is also working on a pipeline of additional cryogenics products such as liquid natural gas or LNG for our transportation applications, which will be market ready in the next year. This business has very promising growth prospects and complements the strong growth of our alternative fuels and energy platforms. All three of these businesses are in an excellent position to capitalize on the new and, we think, lasting abundance of cheap and clean natural gas in North America.

We are also working on additional strategic investments in this space to accelerate and expand our cryogenic products offering.

Steel Processing's impressive second-quarter results were driven by increased volume, both direct customer shipments, which, excluding TWB, were up 19% compared to last year, and toll processing shipments, which were up 12%. These numbers are especially significant when you compare them to the MSCI reported 9% increase in overall flat-rolled steel shipments in the comparable period and indicate likely market share gains for us in several key segments.

Contracts, orders and shipments have increased significantly in several of our most important market segments, including automotive, agriculture and construction. We also had a strong quarter for shipments into the spot market, particularly from our galvanizing facilities in Ohio and Michigan and from our pickling facilities in Ohio and Indiana. The steel company is well positioned to continue to produce positive results going forward.

Our joint ventures turned in strong results for the quarter. With the exception of Serviacero and ArtiFlex, each of our joint ventures showed year-on-year growth. Our headline joint venture with Armstrong WAVE drove higher volumes not only in North America but also in Europe. The European performance was particularly impressive when viewed in the context of the general economic weakness there and indicates not only a strong operating performance but also market share gain as well.

John, back to you.

 John McConnell - Worthington Industries - Chairman & CEO

 Well, thank you both. Again, we are pleased with our employees' continued drive to improve in every business and our results those efforts are producing. When we look at our improving fundamentals in all of our businesses, we remain confident in our ability to deliver year-over-year gains going forward regardless of the overall economic environment.

At this point, we will be happy to entertain any questions you might have.

 QUESTION AND ANSWER

 Operator

 (Operator Instructions) Martin Englert, Jefferies.

 Martin Englert - Jefferies & Company - Analyst

 I just wanted to check. I believe you called it out in the prepared remarks there. The impact from inventory holding gains was, what, $0.04 a share?

 Andy Rose - Worthington Industries - VP & CFO

 Correct.

 Martin Englert - Jefferies & Company - Analyst

 That would have been $4.5 million for EBIT contribution?

 Andy Rose - Worthington Industries - VP & CFO

 Right around $4 million.

 Martin Englert - Jefferies & Company - Analyst

 What else were you seeing as far as the impact from having TWB in the mix now for the steel segment?

 John McConnell - Worthington Industries - Chairman & CEO

 It has been fairly early. Since they have been in there, they have worked somewhat together before. But Mark, I don't know if you have anything you would like to shed light on?

 Mark Russell - Worthington Industries - President & COO

 It's early days, but one of the reasons that we were excited to become the managing partner of that business in North America was to more closely integrate it with our overall automotive sales efforts and commercial team generally. The initial work there is promising, and we expect positive results from that closer cooperation between TWB and our other automotive-focused businesses.

 Martin Englert - Jefferies & Company - Analyst

 Just looking at it, even if you strip out the inventory holding gains on a per ton basis for the quarter, there were still very strong results within Steel Processing. Would you attribute any of that to TWB being in the mix or any other type of mix shift doing more galv or more pickled and oil on the spot market?

 Mark Russell - Worthington Industries - President & COO

 The TWB impact on steel would be very limited at this point. Going forward, we have hopes for that increasing, but it would be limited for the quarter. Not really material.

 Martin Englert - Jefferies & Company - Analyst

 And nothing else from a greater mix of any higher-value products or anything like that?

 Mark Russell - Worthington Industries - President & COO

 No. In fact, we had strong volumes across the board, and in fact, we had even stronger volume in some of the pickling businesses and some of the other more high-volume markets so that actually made the mix slightly down, but not because we lost any share or any volume anywhere else.

 John McConnell - Worthington Industries - Chairman & CEO

 Both of our coated lines also filled nicely during the past quarter.

 Mark Russell - Worthington Industries - President & COO

 So strong in galvanizing, strong in strip and strong in pickle and especially strong on the base pickle business. They did very well.

 Martin Englert - Jefferies & Company - Analyst

 So generally speaking, for the coated products, fair to say that it was a greater mix of those relative to the prior quarter?

 Mark Russell - Worthington Industries - President & COO

 Definitely. There was a higher volume of coated products, yes.

 Martin Englert - Jefferies & Company - Analyst

 And if I could, one last question there. What are you seeing in terms of the contract structures from the North American steel producers now for flat-rolled products as we head into calendar 2014? Is anything changing there as far as what they are doing, whether they are basing more off index or fixed or trying to, I guess, get rid of the discounts they had previously done, and is this expected to impact your business at all?

 John McConnell - Worthington Industries - Chairman & CEO

 First of all, that answer really belongs to the mills. So you ought to ask them about their pricing structures. I think we would say, and I will ask Mark to comment in a second, we are pleased with the kind of discipline we are showing in the market. I think that's positive for everybody.

 Mark Russell - Worthington Industries - President & COO

 I would reiterate that. If you want to talk to them about their pricing policies, that would be the best approach for that. But our relationship with them has never been stronger. We are working very closely with our mill partners and are very grateful for them.

 Operator

 Phil Gibbs, KeyBanc Capital Markets.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 I had a question on the Western energy business. I think you had mentioned that it's starting to pick up a little bit moving into the third quarter. Just curious as to some of the issues that you were having in the last couple of months and what you are seeing on the demand side.

 John McConnell - Worthington Industries - Chairman & CEO

 We are shipping out of Kansas in the West, and the big storms that happened some time ago there softened up the ground so much in those producing fields out there that we couldn't get tanks onto the well pad, and the things were just sinking up to the axles. So we stopped deliveries for a time, and then they came back very slowly. But now that things have dried up or are frozen, in some cases, it's much better.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

Mark, when did that start coming back more toward the trend line? I think that's how you characterized it.

 Mark Russell - Worthington Industries - President & COO

 Just in recent weeks. So starting in November, it started strengthening, and then we are looking better now.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. And how do we think about WAVE's momentum into the third quarter and then into maybe the back of the year? What are they -- I know you don't give an outlook, but what do you think they are expecting from a near-term prospects standpoint?

 John McConnell - Worthington Industries - Chairman & CEO

 They continue to perform very well. ClarkDietrich also performed on an improving basis, and I think we feel comfortable that that's going to continue some incremental improvement for the rest of the fiscal year. Mark or Andy?

 Andy Rose - Worthington Industries - VP & CFO

 I think that's right. ClarkDietrich's volumes were up during the quarter mid-single digits. They are early in the commercial construction process. WAVE's were not up that high, but I think they are feeling optimistic that that market is definitely showing signs of life.

 Mark Russell - Worthington Industries - President & COO

 I would echo that. I think the strength in WAVE was more focused in Europe even then in North America, which was more of a reflection on the really strong performance of our team there because the market there isn't any stronger.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. And then just lastly, if I could, on the cryogenics side, Mark, did you make some comments along the lines of LNG and the possibility of being in a commercial position there in the next year?

 John McConnell - Worthington Industries - Chairman & CEO

 It's a very important focus for us to continue the expansion of our cylinder capabilities around natural gas. We have a tank out in the field, and wee are continuing to look for ways we can accelerate our entry in a much broader fashion.

 Operator
 John Tumazos, John Tumazos Very Independent Research.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Congratulations on good results and the great stock price. Could you elaborate a little more in terms of the mix in Cylinders and Steel Processing? Which are the Cylinder volumes where losing the volumes didn't lose any profit? It's good to see good results, but usually it's on up rather than down volume. And could you elaborate a little more on the autos, construction and agriculture strong market comments? Corn prices are down a little bit, and some parts of the farm economy are starting to slow down, like fertilizers.

 John McConnell - Worthington Industries - Chairman & CEO

 That was a very broad series of questions. I'm going to give it to Mark; I can't remember all of them.

 Mark Russell - Worthington Industries - President & COO

 If we miss any, just tell us after we're done. I'm going to start from the back and go forward.

So agriculture -- we see the same thing you just described there. There is a little bit of softness there. They're coming off three pretty strong years in some agricultural markets, and there may be a little bit of softness going forward. And the construction strength is still, we see, largely driven by residential at this point. There's some sign of commercial strength, but it's not broad. I don't think you asked about automotive, but automotive also very strong for us.

So those markets were strong. But in addition to the strength, I think I cited that we -- in some cases, we saw our numbers go up double what the market did in the strengthening markets, according to the MSCI data. So we feel good about the fact that our team did well in the market, and we earned some additional share from our customers.

 Andy Rose - Worthington Industries - VP & CFO

 Maybe just on cylinders, John, if I understood your question correctly, the overall volume metric for cylinders is not particularly useful anymore because we sell tanks for $2 and $3, lots of them, and we sell tanks for $200,000.

So obviously within those product categories, if the volume declines in a cylinder category, the margins or margin contribution, anyway, is likely to decline, the margin percentage not so much. So it has really become a business that profitability is going to be driven by the mix. If we are selling a lot of our higher-margin products, that's going to drive higher margin in that business.

 Mark Russell - Worthington Industries - President & COO

 So what took us off trend line and cylinders was the 16-ouncers and the 20-pounders, which are both go through retail channels. And they look to us to be aberrational order patterns that right now look like they have recovered. Both of the order books for us have come back to normal. So it seems like maybe an inventory correction in some customers.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Is there a trade association or data series or public competitor that we as outsiders could study to understand different segments of your cylinder business over and above your own disclosures?

 Andy Rose - Worthington Industries - VP & CFO

 If there were, we would probably try and include it. That business sort of -- we have tried to start breaking down into segments. So annually, we break out the revenue into four categories -- retail, industrial, energy and alternative fuels. And even when we start breaking down into those categories, which are our best attempt to group them according to behavior, they are still not great metrics to comp off of that.

 Operator

 Charles Bradford, Bradford Research.

 Charles Bradford - Bradford Research - Analyst

 Could you talk a little bit about the steel pricing situation? We have had some increases in flat-rolled amounts in November. Didn't seem to be followed very much, but then a few days ago, I think US Steel went up a pretty paltry $20. At the same time, they have got some equipment out, a couple blast furnaces down, where do you see this thing developing? Because scrap is up over the last two months over $50.

 Mark Russell - Worthington Industries - President & COO

 Charles, this is Mark. The scrap market, I think, is what is giving them the base on which to continue to push prices up. And I think that has caught everybody by surprise, including us. We didn't see it continuing to go up, especially this past week, continuing to be strong. So that's what we can see.

 Beyond that, I think the mills are in a better position to answer those questions.

 Charles Bradford - Bradford Research - Analyst

 Are any of your mill sales people talking at all about the sale of the ThyssenKrupp Alabama plant, and would that have any impact on your availability?

 Mark Russell - Worthington Industries - President & COO

 We are pleased to see that that ended up with the Metals Sumitomo group. We have a great relationship with them, and we are pleased that they will be in control of that. We think that's a positive development for us both in the US and Mexico.

 Charles Bradford - Bradford Research - Analyst

 Finally, I have been hearing mixed stories about the automobile industry because inventories are at very, very high levels, and there are some people very much afraid that we are heading into a slower period, yet your comments were quite positive. Is there any way to square the circle?

 Mark Russell - Worthington Industries - President & COO

 Well, for us, we have to respond to what they want to build. And so far -- and that is what your people are seeing, is there is starting to be a little bit of a mismatch between the build and the sales rate, but we respond just in time to their build rates. So that's why we are still strong because they haven't adjusted those yet.

 Operator

 (Operator Instructions) Sal Tharani, Goldman Sachs.

 Sal Tharani - Goldman Sachs - Analyst

 Your comments on WAVE Europe segment was interesting. I was wondering is there something you are seeing in an improvement in demand, or is it just that the product mix you have is helping you to withstand the recession over there?

 Mark Russell - Worthington Industries - President & COO

 It's definitely not an improvement in demand. The market is still pretty soft over there, and I think that's just a reflection on the strong performance by our European team in that business.

 Sal Tharani - Goldman Sachs - Analyst

 How big is that for them, the European business as a percentage of your total business -- their business?

 Mark Russell - Worthington Industries - President & COO

 10%, 15%.

 Operator

 We have no further questions in queue at this time.

 John McConnell - Worthington Industries - Chairman & CEO

 Thank you all for joining us today. As I said, we are looking forward to our next conference call with you, and I am confident that our results will be very good. Thank you.

 Operator

 Thank you. Ladies and gentlemen, that does conclude your conference call for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

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